                                                                       EXHIBIT 2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     Amendment No. 1 to Rights Agreement (the "Amendment"), made as of August
16, 2004, by and among Vion Pharmaceuticals, Inc. a Delaware corporation (the
"Company"), and American Stock Transfer & Trust Company (the "Rights Agent").
Reference is made herein to that certain Rights Agreement, dated as of October
26, 1998, by and between the Company and the Rights Agent (the "Rights
Agreement"). Capitalized terms not herein defined shall have the meaning ascribed thereto in the Rights Agreement.

     WHEREAS, the Rights Agreement may be amended by the parties pursuant to
Section 27; and

     WHEREAS, the Company and the Rights Agent wish to amend the Rights
Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

     1. Amendment to Section 11(a)(iii). Section 11(a)(iii) of the Rights
Agreement is hereby amended and restated in its entirety to read as follows:

          (iii) In the event that the number of shares of Common Stock which are authorized by the Company's certificate of incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the
     Rights in accordance with the foregoing subparagraph (ii), the Company shall: (A) determine the excess of (1) the value of the shares of Common
     Stock issuable upon the exercise of a Right (the "Current Value") over (2)
     the Purchase Price (such excess, the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for the shares of Common
     Stock so issuable, upon payment of the applicable Purchase Price, (1) cash,
     (2) a reduction in the Purchase Price, (3) other equity securities of the
     Company (including, without limitation, shares, or units of shares, of preferred stock) which the Board of Directors of the Company has deemed to have the same economic value as shares of Common Stock (such shares of preferred stock, "common stock equivalents"), (4) debt securities of the
     Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by the
     Board of Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B)
     above within 30 days following the later of (x) the first occurrence of an event described in Section 11(a)(ii) and (y) the date on which the
     Company's right of redemption pursuant to Section 23 expires, then the
     Company shall be obligated to deliver, upon the surrender for exercise of a
     Right and without requiring payment of the Purchase Price, shares of Common
     Stock (to the extent available) and then, if necessary,

     cash, which in the aggregate are equal to the Spread. If the Board of
     Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the 30 day period set forth above may be extended to the extent necessary, but not more than 120 days following the first occurrence of an event described in Section 11(a)(ii), in order that the Company may seek stockholder approval for the authorization of such additional shares (such period as it may be extended, the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution
     Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect.
     For purposes of this Section 11(a)(iii), the value of the Common Stock shall be the current market price (as determined pursuant to Section 11(d))
     per share of the Common Stock on the date of the first occurrence of an event referred to in Section 11(a)(ii) and the value of any "common stock equivalent" shall be deemed to have the same value as the Common Stock on such date.

     2. Rights Agreement Otherwise Unamended. The terms of the Rights Agreement not amended hereby shall, except as the context unambiguously requires, remain in full force and effect.

     3. Entire Agreement. This Amendment, together with the provisions of the
Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto.

     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its respective corporate name by one of its duly authorized officers, all as of the date first above written.

                                    VION PHARMACEUTICALS, INC.

                                    By: /s/ Howard B. Johnson
                                        ----------------------------
                                    Name:  Howard B. Johnson
                                    Title: President and Chief Financial Officer

                                    AMERICAN STOCK TRANSFER
                                      TRUST COMPANY

                                    By: /s/ Herbert J. Lemmer
                                        ----------------------------
                                    Name:  Herbert J. Lemmer
                                    Title: Vice President